Local Office Doc No.SDILIB1\J8H\348306.01(7GR601!.DOC)Addressee(s) Parties Cause No. Signer(s) Orig Doc PathDoc PathDoc Name Client No.029280Matter No.0001Client NamePATH ONE NETWORK TECHNOLOGIES INCMatter NameGENERALCaption Bank Document Date FooterStore DocumentType [SIGNATURE PAGE TO PROMISSORY NOTE SECURED BY
STOCK PLEDGE AGREEMENT]
SDILIB1\J8H\348306.01(7GR601!.DOC) SDILIB1\J8H\348306.01(7GR601!.DOC)

     PROMISSORY NOTE SECURED BY
     STOCK PLEDGE AGREEMENT


     US$3,500,000.00 San Diego, California
     October 24, 2001

     For value received, the undersigned, Meeuwi J. de Kraker, an individual resident of Belgium ("Maker") hereby promises to pay to Path 1 Network Technologies Inc., a Delaware corporation ("Holder") at 3636 Nobel Drive, Suite 400, San Diego, California 92122, the principal amount of Three Million Five Hundred Thousand Dollars and No Cents (US$3,500,000.00).

     The performance of Maker's obligations under this Promissory Note is secured by the pledge of certain shares of Holder's Class A Common Stock and Class A Common Stock Warrants being purchased in conjunction with the issuance of this Promissory Note (the "Pledged Shares") pursuant to the terms of that certain Stock Pledge Agreement entered into by and between Maker and Holder of even date herewith (the "Stock Pledge Agreement").

     The principal under this Promissory Note shall be due, payable and available to Holder in Holders account according to the following schedule:

     (a) US$500,000.00 on or before close of business on Monday, November 26, 2001;

     (b) US$500,000.00 on or before close of business on Monday, December 24, 2001;

     (c) US$500,000.00 on or before close of business on Tuesday, January 22, 2002;

     (d) US$500,000.00 on or before close of business on Tuesday, February 19, 2002;

     (e) US$500,000.00 on or before close of business on Monday, March 18, 2002; and,

     (f) US$1,000,000.00 on or before close of business on Monday, April 15, 2002.

     This Promissory Note shall be a full recourse instrument against Maker. This Note shall not bear interest if paid in full by April 15, 2002; but if not fully paid upon maturity shall bear interest from maturity until paid at the maximum rate permitted by law.

     This Promissory Note may be prepaid in whole or in part at any time without premium or penalty.

     Each of the following events shall constitute a default ("Default") under this Promissory Note: (a) Maker's failure to pay when due any payment of principal due under this Promissory Note; or (b) Maker's failure to perform or observe any of the terms or conditions of the Stock Pledge Agreement.

     Upon the occurrence of any Default, Holder may, at its option, declare the entire unpaid principal balance and accrued interest to be immediately due and payable.

     Maker promises to pay all costs and expenses (including reasonable attorneys' fees) incurred by Holder in the exercise or enforcement of any right under this Promissory Note.

     Maker waives diligence, presentment, protest and demand and also notice of protest, demand, dishonor and nonpayment of this Promissory Note, and expressly agrees that this Promissory Note, or any payment hereunder, may be extended from time to time and consents to the acceptance of security, if any, or the release of security, if any, from this Promissory Note, all without in any way affecting the liability of Maker.

     This Promissory Note shall be governed by and construed and interpreted in accordance with the internal laws of the State of California.

     "MAKER"



     Meeuwi J. de Kraker